SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Spherion Corporation

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 9, 2003

To our Stockholders:

     On behalf of the Board of Directors, it is our pleasure to invite you to attend the annual meeting of stockholders of Spherion Corporation.

     As shown in the formal notice enclosed, the annual meeting will be held at 10:00 a.m. (Eastern Daylight Time) on Tuesday, May 20, 2003 at our executive offices, 2050 Spectrum Boulevard, Fort Lauderdale, Florida 33309. At the annual meeting we will be acting on the matters described in this proxy statement. If you will need special assistance at the annual meeting because of a disability, please contact Ms. Dahlton Bennington at (954) 308-8427.

     We sincerely hope you will be able to attend our annual meeting. However, whether or not you are personally present, it is important that your shares be represented at this meeting to assure the presence of a quorum. Whether or not you plan to attend the annual meeting, you are urged to date, sign and mail the enclosed proxy card in the envelope provided or vote by telephone or on-line.

     Thank you for your support.

Sincerely, Cinda A. Hallman President and Chief Executive Officer	Steven S. Elbaum Chairman

SPHERION CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held
Tuesday, May 20, 2003
10:00 a.m. EDT

To our Stockholders:

     NOTICE IS HEREBY GIVEN that the 2003 Annual Meeting of Stockholders (the “Annual Meeting”) of SPHERION CORPORATION, a Delaware corporation, will be held at 10:00 a.m. (Eastern Daylight Time) on Tuesday, May 20, 2003 at our executive offices, 2050 Spectrum Boulevard, Fort Lauderdale, Florida 33309. At the Annual Meeting, our stockholders will be asked to consider and vote upon the following matters:

1.	The election of two members of the Board of Directors to hold office for three years or until their respective successors are duly elected and qualified.

2.	A proposal to ratify the appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 26, 2003.

3.	The transaction of such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

     Only stockholders of record at the close of business on March 26, 2003 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

BY ORDER OF THE BOARD OF DIRECTORS, Lisa G. Iglesias Secretary

Fort Lauderdale, Florida
April 9, 2003

—IMPORTANT—

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POST-PAID ENVELOPE OR VOTE BY TELEPHONE OR ON-LINE. IF YOU ATTEND THE MEETING AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

THANK YOU FOR VOTING PROMPTLY.

2003 ANNUAL MEETING OF STOCKHOLDERS OF SPHERION CORPORATION

PROXY STATEMENT

     This proxy statement (the “Proxy Statement”) is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Spherion Corporation, a Delaware corporation (“Spherion”), of proxies from the holders of our common stock, $.01 par value per share (the “Common Stock”), for use at our 2003 Annual Meeting of Stockholders to be held pursuant to the enclosed Notice of Annual Meeting, at 10:00 a.m. (Eastern Daylight Time) on Tuesday, May 20, 2003, at our executive offices, 2050 Spectrum Boulevard, Fort Lauderdale, Florida 33309, telephone (954) 308-7600, or at any adjournments or postponements thereof (the “Annual Meeting”).

     The approximate date that this Proxy Statement and the enclosed form of proxy (“Proxy Card”) are first being sent to stockholders is April 9, 2003.

ABOUT THE ANNUAL MEETING

What is the purpose of the Annual Meeting?

     At the Annual Meeting, stockholders will act upon the matters outlined in the notice of meeting attached to this Proxy Statement, including the election of directors and the ratification of our independent auditors. In addition, management will respond to questions by stockholders.

Who is entitled to vote at the Annual Meeting?

     Only stockholders of record at the close of business on March 26, 2003, the record date for the Annual Meeting (the “Record Date”), are entitled to receive notice of and to participate in the Annual Meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the Common Stock that you held on that date at the Annual Meeting, or any postponements or adjournments of the Annual Meeting.

What are the voting rights of the holders of the Common Stock?

     Each stockholder is entitled to one vote on each matter properly presented at the annual meeting for each share of Common Stock owned by that stockholder at the close of business on the Record Date. Therefore, if you owned 100 shares of Common Stock at the close of business on March 26, 2003, you can cast 100 votes for each matter properly presented at the Annual Meeting. Stockholders do not have a right to cumulate their votes for directors.

What constitutes a quorum?

     The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of the Common Stock outstanding on the Record Date will constitute a quorum, permitting us to conduct business at the Annual Meeting. As of the Record Date, there were 59,195,061 shares of Common Stock issued and outstanding and entitled to be voted at the Annual Meeting. Thus, the presence of the holders of Common Stock representing at least 29,597,531 shares will be required to establish a quorum. If less than a majority of the shares of Common Stock entitled to vote are represented at the Annual Meeting, the holders of a majority of the shares actually represented may adjourn the Annual Meeting to another date or time and place.

     Pursuant to Delaware law, proxies received but marked as abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum. Abstentions are counted as present and entitled to vote and will be counted as votes cast at the Annual Meeting, but will not be counted as votes cast for or against any given matter. However, a broker non-vote on a matter is considered as not present and not entitled to vote on that matter and thus is not counted as a vote cast or as present in determining whether a matter has been approved.

     A list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder at our executive offices, 2050 Spectrum Boulevard, Fort Lauderdale, Florida 33309, for a period of ten days prior to, and at, the Annual Meeting.

How do I vote?

     Depending on how you hold your Common Stock, there are several ways in which you may vote:

•	Sign and return your Proxy Card. Any stockholder may complete and properly sign the accompanying Proxy Card and return it and your shares will be voted as you direct.

•	Vote by Telephone. You may vote by telephone by following the instructions included with your Proxy Card. The deadline for voting by telephone is 11:59 p.m. on May 19, 2003. For those “street name” stockholders (stockholders whose shares are held through a broker or nominee) who wish to vote by telephone, please check your Proxy Card or contact your broker or nominee to determine whether you will be able to vote by telephone.

•	Vote on the Internet. You may vote electronically through the Internet by following the instructions included with your Proxy Card. The deadline for voting electronically using the Internet is 11:59 p.m. on May 19, 2003. For those “street name” stockholders who wish to vote by using the Internet, please check your Proxy Card or contact your broker or nominee to determine whether you will be able to vote using the Internet.

•	Attend the Annual Meeting in person. Any stockholder may attend the Annual Meeting in person and vote their shares in person; however, if you are a “street name” stockholder and you wish to vote in person at the Annual Meeting, you will need to obtain a proxy form from the institution that holds your shares.

•	401(k) Plan stockholders. If you participate in Spherion’s 401(k) plan, you may vote the amount of shares of Common Stock credited to your account as of the Record Date. You may vote by instructing T. Rowe Price, the trustee of the 401(k) plan, pursuant to the instruction card being delivered with this Proxy Statement to plan participants. The trustee will vote your shares in accordance with your duly executed instructions if received by May 16, 2003. If you do not send timely instructions, the whole share equivalents credited to your account will be voted as the Board recommends and any fractional share equivalents credited to your account will be voted by the trustee in the same proportion that it votes share equivalents for which it did receive timely instructions.

     No matter what method you ultimately decide to use to vote your Common Stock, we urge you to vote promptly.

Can I change my vote after I return my Proxy Card?

     Yes. Even after you have submitted your Proxy Card you may change your vote at any time before the proxy is exercised by filing with our corporate Secretary either a notice of revocation or a duly executed proxy bearing a later date; however, no such revocation or subsequent proxy will be effective unless and until written notice of the revocation or subsequent proxy is received by us at or prior to the Annual Meeting.

     For 401(k) shares, you may revoke previously given voting instructions on or before May 16, 2003 by filing with the trustee either a written notice of revocation or a properly completed and signed voting instruction card bearing a later date.

What are the Board’s recommendations?

     The Board’s recommendations are set forth together with the description of each item in this Proxy Statement. In summary, the Board recommends a vote:

•	“for” election of the nominated slate of directors (see Item 1); and

•	“for” ratification of the appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ended December 26, 2003 (see Item 2).

     Unless you give other instructions on your Proxy Card, the persons named proxy holders on the Proxy Card will vote in accordance with the recommendations of the Board. With respect to any other matter that properly comes before the Annual Meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

What vote is required to approve each item?

     Election of Directors. The affirmative vote of a plurality of the votes cast at the Annual Meeting is required for the election of directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

     Other Items. For each other item, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. A properly executed proxy marked “ABSTAIN” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

How are proxies being solicited?

     In addition to soliciting proxies by mail, certain of our employees may also solicit proxies personally, by telephone or otherwise, but such persons will not receive any special compensation for such services. We will reimburse brokerage firms, banks, fiduciaries, voting trustees and other nominees for customary costs of forwarding the soliciting material to each beneficial owner of stock held of record by them. We will pay the entire cost of this solicitation.

Can different stockholders sharing the same address receive only one Annual Report and Proxy Statement?

     Yes. The Securities and Exchange Commission rules permit companies and intermediaries, such as a brokerage firm or a bank, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more security holders sharing the same address by delivering only one proxy statement and annual report to that address. This process, which is commonly referred to as “householding,” can effectively reduce our printing and postage costs. Under householding, each stockholder would continue to receive a separate proxy card or voting instruction card.

     Certain of our stockholders whose shares are held in “street name” and who have consented to householding will receive only one set of our annual meeting materials per household this year. If your household received a single set of our annual meeting materials this year, you can request to receive additional copies of these materials by calling or writing your brokerage firm, bank or other nominee. If you own your shares in “street name,” you can request householding by calling or writing your brokerage firm, bank or other nominee. Additionally, you may also contact us to receive additional annual meeting materials or to request that we cease householding your annual meeting materials by writing to the attention of Investor Relations at Spherion Corporation, 2050 Spectrum Boulevard, Fort Lauderdale, Florida 33309 or by calling 954-308-7600. If you are currently receiving multiple sets of annual meeting materials and wish only to receive one set, please make sure to choose that option on your Proxy Card when voting.

STOCK OWNERSHIP

Who are the largest owners of Spherion’s common stock?

     Based on a review of filings with the Securities and Exchange Commission, the following represents each person known to us to be the beneficial owner of more than five percent of the Common Stock (footnotes begin on the following page):

Name of Beneficial Owner and Address	Shares of Common Stock Beneficially Owned (1)	Percent of Class

FMR Corp. (2)
82 Devonshire Street
Boston, Massachusetts 02109	5,906,165	10.018%

Perkins, Wolf, McDonnell & Company (3)
310 S. Michigan Ave., Suite 2600
Chicago, IL 60604	4,681,350	7.9%

Berger Small Cap Value Fund (4)
210 University Boulevard
Denver, CO 80206	3,500,000	5.94%

Dimensional Fund Advisors Inc. (5)
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401	3,148,000	5.34%

Pzena Investment Management, LLC (6)
830 Third Avenue
14th Floor
New York, NY 10022	3,058,700	5.188%

How much Spherion common stock do Spherion’s directors and executive officers own?

     The following sets forth the beneficial ownership of our Common Stock as of March 1, 2003 by each of the Named Executive Officers in the Summary Compensation Table on page 14 and all of our continuing directors, nominees to the Board of Directors and executive officers as a group. The determinations of beneficial ownership by our directors and executive officers of the Common Stock are based upon Rule 13d-3 under the Securities Exchange Act of 1934, as amended. This Rule provides that shares shall be deemed so owned where a person has, either solely or in conjunction with others, the power to vote or to direct the voting of shares and/or the power to dispose or to direct the disposition of shares; or where a person has the right to acquire any such power within 60 days after the date such beneficial ownership is determined.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned (1)	Percent of Class if more than 1%
Cinda A. Hallman (7)	387,419	*
Roy G. Krause (8)	244,102	*
Robert E. Livonius (9)	133,212	*
Gary Peck (10)	111,567	*
Steven S. Elbaum (11)	107,468	*
Peter T. Bourke (12)	90,935	*
Jerome B. Grossman (13)	70,809	*
J. Ian Morrison (14)	69,178	*
William F. Evans (15)	68,560	*
A. Michael Victory (16)	49,325	*

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned (1)	Percent of Class if more than 1%
James J. Forese	15,000	*
David R. Parker	5,000	*
Directors and Executive Officers as a group (13 persons) (17)	1,420,282	2.39%

*	Indicates less than 1.0%

(1)	Unless otherwise indicated in the notes to this table, the stockholders listed in the table have sole voting and dispositive power with respect to shares beneficially owned by them. Deferred Stock Units (“DSUs”) have been granted to certain of our directors and executive officers. A DSU represents the right to receive a share of Common Stock in the future. Included in the shares beneficially owned by the stockholders are DSUs that have vested. The holder may elect to accept delivery of the common share underlying such DSU at the time of vesting or to defer delivery until a designated time in the future. A stockholder does not possess voting power as to a common share underlying a DSU until the stockholder accepts delivery of such common share. A stockholder does possess dispositive power as to a DSU once the DSU has vested.

(2)	Based on Schedule 13G/A filed with the Securities and Exchange Commission on February 10, 2003, FMR Corp. is the beneficial owner of 5,906,165 shares of the Common Stock or 10.018% of shares outstanding, which shares were acquired for investment purposes by such investment adviser for certain of its clients. FMR Corp. asserts sole voting power to 325 shares and sole dispositive power as to all 5,906,165 shares.

(3)	Based on Schedule 13G filed with the Securities and Exchange Commission on January 31, 2003, Perkins, Wolf, McDonnell & Company is the beneficial owner of 4,681,350 shares of the Common Stock or 7.9% of shares outstanding, which shares were acquired for investment purposes by such investment adviser for certain of its clients. Perkins, Wolf, McDonnell & Company asserts sole voting power and sole dispositive power as to 9,450 of those shares.

(4)	Based on Schedule 13G/A filed with the Securities and Exchange Commission on March 17, 2003, Berger Small Cap Value Fund is the beneficial owner of 3,500,000 shares of the Common Stock or 5.94% of shares outstanding, which shares were acquired for investment purposes by such investment adviser for certain of its clients. Berger Small Cap Value Fund asserts neither sole voting power nor sole dispositive power as to all 3,500,000 shares.

(5)	Based on Schedule 13G filed with the Securities and Exchange Commission on February 10, 2003, Dimensional Fund Advisors Inc. is the beneficial owner of 3,148,000 shares of the Common Stock or 5.34% of shares outstanding (as manager for a variety of funds that own such shares), which shares were acquired for investment purposes by such investment adviser for certain of its clients. Dimensional Fund Advisors Inc. asserts sole voting power and sole dispositive power as to all 3,148,000 shares.

(6)	Based on Schedule 13G filed with the Securities and Exchange Commission on February 5, 2003, Pzena Investment Management, LLC is the beneficial owner of 3,058,700 shares of the Common Stock or 5.188% of shares outstanding, which shares were acquired for investment purposes by such investment adviser for certain of its clients. Pzena Investment Management, LLC asserts sole voting power to 2,788,400 shares and sole dispositive power as to all 3,058,700 shares.

(7)	Includes 316,403 shares of Common Stock deemed to be beneficially owned by Ms. Hallman by reason of her right to acquire such shares within 60 days after March 1, 2003 through the exercise of stock options granted to her pursuant to the Spherion 2000 Stock Incentive Plan (the “2000 Plan”) and its predecessor plans and the vesting and delivery of shares of Common Stock pursuant to the Spherion Deferred Stock Plan (the “DSU Plan”).

(8)	Includes 131,318 shares of Common Stock deemed to be beneficially owned by Mr. Krause by reason of his right to acquire such shares within 60 days after March 1, 2003 through the exercise of stock options granted to him pursuant to the 2000 Plan and its predecessor plans and vesting and delivery of shares of Common Stock pursuant to the DSU Plan. Also includes 49,872 shares of Common Stock held by Mr. Krause pursuant to the Spherion Deferred Compensation Plan (the “DCP”). Those employees holding shares of Common Stock pursuant to the DCP have no voting power to those shares but do have dispositive power.

(9)	Mr. Livonius’ employment terminated on January 6, 2003. Information provided herein is reflective of the last records submitted by Mr. Livonius to Spherion. Also includes 4,804 shares of Common Stock held by Mr. Livonius pursuant to the DCP.

(10)	Includes 93,983 shares of Common Stock deemed to be beneficially owned by Mr. Peck by reason of his right to acquire such shares within 60 days after March 1, 2003 through the exercise of stock options granted to him pursuant to the 2000 Plan and its predecessor plans and vesting and delivery of shares of Common Stock pursuant to the DSU Plan. Also includes 6,304 shares of Common Stock held by Mr. Peck pursuant to the DCP.

(11)	Includes 89,882 shares of Common Stock deemed to be beneficially owned by Mr. Elbaum by reason of his right to acquire such shares within 60 days after March 1, 2003 through the exercise of stock options granted to him pursuant to the 2000 Plan and its predecessor plans and vesting and delivery of shares of Common Stock pursuant to the DSU Plan.

(12)	Includes 69,878 shares of Common Stock deemed to be beneficially owned by Mr. Bourke by reason of his right to acquire such shares within 60 days after March 1, 2003 through the exercise of stock options granted to him pursuant to the 2000 Plan and its predecessor plans and vesting and delivery of shares of Common Stock pursuant to the DSU Plan. Also includes 4,432 shares of Common Stock held by Mr. Bourke pursuant to the DCP. Mr. Bourke’s employment terminated on March 31, 2003.

(13)	Includes 57,738 shares of Common Stock deemed to be beneficially owned by Mr. Grossman by reason of his right to acquire such shares within 60 days after March 1, 2003 through the exercise of stock options granted to him pursuant to the 2000 Plan and its predecessor plans and vesting and delivery of shares of Common Stock pursuant to the DSU Plan.

(14)	Includes 61,044 shares of Common Stock deemed to be beneficially owned by Mr. Morrison by reason of his right to acquire such shares within 60 days after March 1, 2003 through the exercise of stock options granted to him pursuant to the 2000 Plan and its predecessor plans and vesting and delivery of shares of Common Stock pursuant to the DSU Plan.

(15)	Includes 61,044 shares of Common Stock deemed to be beneficially owned by Mr. Evans by reason of his right to acquire such shares within 60 days after March 1, 2003 through the exercise of stock options granted to him pursuant to the 2000 Plan and its predecessor plans and vesting and delivery of shares of Common Stock pursuant to the DSU Plan.

(16)	Includes 46,809 shares of Common Stock deemed to be beneficially owned by Mr. Victory by reason of his right to acquire such shares within 60 days after March 1, 2003 through the exercise of stock options granted to him pursuant to the 2000 Plan and its predecessor plans and vesting and delivery of shares of Common Stock pursuant to the DSU Plan.

(17)	Includes an aggregate of 962,649 shares of Common Stock deemed to be beneficially owned by our directors and executive officers by reason of their right to acquire such shares within 60 days after March 1, 2003 through the exercise of stock options granted to them pursuant to the 2000 Plan and its predecessor plans and vesting and delivery of shares of Common Stock pursuant to the DSU Plan. Also includes 63,019 shares of Common Stock held by our executive officers pursuant to the DCP.

ELECTION OF DIRECTORS
(Item 1 on Proxy Card)

     Our Certificate of Incorporation and Bylaws provide that the number of directors needed to constitute the Board of Directors shall be nine unless otherwise fixed by a resolution adopted by a majority of the entire Board. The Certificate of Incorporation and Bylaws further provide that the Board of Directors shall be divided into three classes: Class I, Class II and Class III, with each class to consist, as nearly as possible, of one-third of the members of the Board. Members of each class of the Board of Directors are elected for a term of three years, and the term of office of one class of directors expires at each annual meeting of stockholders. In November 2002, the Board of Directors increased the size of the Board from six members to eight members. As a result of a search by the Nominating Subcommittee of the Board for director candidates, the Board elected two new Board members in February 2003, Class II Director David R. Parker and Class III Director James J. Forese.

     At the 2003 Annual Meeting of Stockholders, two Class I directors will be elected to hold office for three years or until their respective successors are duly elected and qualified. William F. Evans and Cinda A. Hallman have been nominated for election as our Class I directors and both of them are currently serving as our Class I directors. The shares voted by proxies solicited by the Board will be voted for the election of Mr. Evans and Ms. Hallman unless authority to do so is withheld as provided in the Proxy Card. Both nominees have consented to serve if elected and the Board of Directors has no reason to believe that either of the nominees will be unable to accept the office of director, but if such contingency should arise, it is the intention of the proxies to vote for such person or persons as the Board of Directors may recommend.

Directors Standing for Election

Name and Age	Principal Occupation and Directorships NOMINEES FOR CLASS I (term expiring in 2006)

William F. Evans (55)	Director of Spherion since August 1993. Executive Vice President and Chief Financial Officer, Witness Systems, Inc., since May 2002. Consultant, from January 2001 through May 2002. President, Essex Electrical Group, a provider of building and industry wire for residential and commercial buildings, from July 1999 through January 2001. Executive Vice President, Productivity Point International, a technology training company, from June 1998 to July 1999. Executive Vice President, ProSource, Inc., a food service distributor, from July 1995 until June 1998.

Cinda A. Hallman (58)	President and Chief Executive Officer of Spherion since April 2001. Director of Spherion since February 1995. Director, Bowater Incorporated, a provider of newsprint, since November 2000. Senior Vice President of E. I. DuPont de Nemours & Co. (“DuPont”), a science-based solutions company, from March 1998 to April 2001. Global Vice President Integrated Processes and Systems of DuPont from August 1997 to March 1998. Vice President, Information Systems and Chief Information Officer of DuPont from November 1992 to August 1997.

Name and Age	Principal Occupation and Directorships CONTINUING DIRECTORS — CLASS II (term expiring in 2004)

Steven S. Elbaum (54)	Chairman of Spherion since April 2001. Director of Spherion since May 1996. Director of Brandon Systems Corporation, a technology staffing company purchased by Spherion, from January 1987 until May 1996. Chairman of the Board and Chief Executive Officer of The Alpine Group, Inc., a diversified public holding company, since June 1984. Chairman of Superior Telecom Inc., a wire and cable telecommunications company, since October 1996. Chief Executive Officer of Superior Telecom Inc. from October 1996 until December 2002. Superior Telecom Inc. filed a voluntary petition under the federal bankruptcy laws in March 2003. Chairman of the Board, PolyVision Corporation, an information display company, from April 1996 until November 2001. Director of Vestaur Securities, Inc., a closed-end investment company, since March 1999.

Jerome B. Grossman (83)	Director of Spherion since August 1978. Vice Chairman Emeritus, H&R Block, Inc., a provider of financial services and products, since 1992.

David R. Parker (59)	Director of Spherion since February 2003. Managing Director of Archstone Partnerships, a fund of funds manager, since February 2003. Managing Partner of Interprise Technology Partners, L.P., a technology and Internet-focused venture capital firm, from January 1999 to February 2003. From 1992 to May 1998, Chairman of ProSource, Inc., a food service distributor, which was acquired by AmeriServe, Inc. in May 1998. Vice Chairman of AmeriServe, Inc. from May 1998 until July 1998 and a Director until November 1999. Director, Applied Graphics Technologies since May 1998. Director, Tupperware Corporation since March 1997.

CONTINUING DIRECTORS — CLASS III (term expiring in 2005)

James J. Forese (67)	Director of Spherion since February 2003. Chairman of the Board of IKON Office Solutions, Inc. (“IKON”) from 2000 to February 2003. President and CEO of IKON from 1998 through 2002. Executive Vice President of International Operations IKON from 1996 to 1998 and Executive Vice President and Chief Operating Officer in 1996. Vice President and Chairman of IBM Credit Corporation from 1993 to 1995 and Vice President-Finance, International Business Machines from 1990 to 1993. Director, NUI Corporation since 1978. Director, American Management Systems, Inc. since 1989.

J. Ian Morrison (50)	Director of Spherion since August 1993. Consultant and President Emeritus, Institute for the Future, a non-profit research and consulting firm, since August 1996; President from May 1990 until August 1996.

A. Michael Victory (68)	Director of Spherion since August 1980. President of AMEC Capital, Inc., an investment banking and venture capital firm, since September 1996.

How are directors compensated?

     Non-employee directors receive an annual retainer. The annual retainer is determined by the Board each year and is effective for a twelve-month period commencing on July 1st of such year. The Board may designate the manner in which the annual retainer shall be payable including, but not limited to, in cash, in shares of our Common Stock or in any combination thereof, and may permit up to 100% of the annual retainer to be deferred and paid to the directors in the form of DSUs. The annual retainer payable to each non-employee director is currently set at $35,000.

     Our Chairman receives an additional annual retainer in the amount of $100,000 payable in cash, DSUs or stock options, at the election of the Board. In 2002, the Board elected to pay the Chairman in DSUs, granting him 8,621 DSUs. In addition, the Chairperson of the Compensation Committee and the Chairperson of the Audit Committee each receive an additional annual retainer in the amount of $5,000, payable in cash.

     Additionally, non-employee directors are compensated at the rate of $2,000 per Board meeting attended and $1,500 per Committee meeting attended, each payable in cash. Members of the Executive Committee are compensated at a rate of $500 for telephonic updates in lieu of the typical $1,500 Committee meeting fee. Attendance fees are not paid for Board or Committee meetings that, in the judgment of the Chairperson thereof, are not of sufficient length or significance to warrant an attendance fee. Directors are reimbursed for expenses incurred by them in connection with our business and affairs.

     Pursuant to our 2000 Plan and its predecessor plans, each non-employee director may receive an annual stock option grant to purchase up to 5,000 shares of the Common Stock, vesting on the first anniversary of the date of grant. Stock options for 5,000 shares were granted to each non-employee director on July 1, 2002 at an exercise price of $11.60 per share (the market price on July 1, 2002) and will become fully exercisable on July 1, 2003.

     In addition, each non-employee director is entitled to receive an annual grant of DSUs in an amount equal to $20,000 based on the value of the underlying Common Stock, vesting on the first anniversary of the date of grant. One thousand seven hundred twenty five (1,725) DSUs were granted to each non-employee director on July 1, 2002 and will vest on July 1, 2003.

     Non-employee members of the Board of Directors are required to meet certain stock ownership guidelines. Each are required to own and hold a minimum of 10,000 shares of Spherion’s Common Stock. New directors have two years from the time of election to the Board to meet this goal. Vested DSUs count toward this requirement.

What are the standing committees of the Board?

     The standing committees of the Board include: the Audit Committee, the Compensation Committee, the Corporate Governance Committee and the Executive Committee. The Nominating Committee is a subcommittee of the Corporate Governance Committee. The following table sets forth Committee memberships as of the date of this Proxy Statement.

Director	Audit Committee	Compensation Committee	Corporate Governance Committee	Nominating Subcommittee	Executive Committee
Steven S. Elbaum	*	*	*	*	*
William F. Evans	**		*
James J. Forese (1)		*	*
Jerome B. Grossman	*		**		*
Cinda A. Hallman					**
J. Ian Morrison		**	*	*
David R. Parker (1)	*		*
A. Michael Victory		*	*	**	*

*	Member
**	Chair
(1)	Appointed in February 2003

     The functions of the Audit Committee and its activities during fiscal year ended December 27, 2002 (“Fiscal 2002”) are described below in the Audit Committee Report. The Committee met seven times during Fiscal 2002. All members of the Audit Committee are “independent” within the meaning of the listing standards of the New York Stock Exchange (“NYSE”).

     The Compensation Committee, held three meetings during Fiscal 2002. The Compensation Committee grants stock and equity-linked awards, and reviews and makes recommendations to the Board concerning: (i) the compensation of the Chief Executive Officer; (ii) performance of fiduciaries for the Spherion 401(k), deferred compensation and similar plans; (iii) proposed employee benefit and stock plans, and our compensation systems and practices; (iv) compensation for directors; (v) the evaluation of the performance of our officers and making recommendations to the Board of individuals for appointment as officers. The Compensation Committee approves the compensation for other senior officers.

     The Corporate Governance Committee is comprised of all independent, non-employee directors and meets regularly without the presence of the CEO. This Committee held five meetings (one of which was uncompensated) during Fiscal 2002. The primary functions of the Corporate Governance Committee include reviewing and recommending to the Board: (i) the size and composition of the Board; (ii) nominees for election as directors; (iii) evaluation of the performance of the Board; and (iv) evaluation of the Chief Executive Officer (“CEO”). The members of the Nominating Subcommittee of the Corporate Governance Committee are all independent, non-employee directors. The Nominating Subcommittee, whose primary function is to identify and recommend nominees for election as directors, held three meetings during Fiscal 2002.

     The Executive Committee, held no meetings during Fiscal 2002. The primary function of the Executive Committee is to exercise the authority of the Board during intervals between meetings of the Board, subject to limitations of Delaware law.

     The Board of Directors has the ability to retain outside advisors as it deems necessary in the performance of its duties. The Board of Directors held seven meetings during Fiscal 2002 (one of which was uncompensated). All directors attended at least seventy-five percent of the aggregate of (i) the total number of meetings of the Board and (ii) the total number of meetings held by all committees of the Board on which such director served during Fiscal 2002.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES AS CLASS I DIRECTORS OF THE COMPANY AND PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED IN THE ABSENCE OF INSTRUCTIONS TO THE CONTRARY.

AUDIT COMMITTEE REPORT

     The following Report of the Audit Committee of the Board of Directors (the “Audit Committee”) of Spherion does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Spherion filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Spherion specifically incorporates this Report by reference therein.

     The Audit Committee functions are:

•	To oversee Spherion’s accounting, auditing and financial policies and practices and its internal control policies and procedures;

•	To select, evaluate and where appropriate, replace the independent auditors;

•	Approve the retention of Spherion’s independent auditors for any non-audit service and approve the proposed fee for such service; and

•	To review with management and the independent auditors Spherion’s financial statements, basic accounting and financial policies and practices, audit scope, and competence of control personnel.

     A more detailed description of the scope of the Audit Committee’s responsibilities and how they will be carried out is contained in the Audit Committee’s charter, revised in November 2002 and filed as Exhibit A to this Proxy Statement.

     The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Audit Committee’s charter. To carry out its responsibilities, the Audit Committee held seven meetings during Fiscal 2002. The Audit Committee regularly meets in executive sessions with Spherion’s independent auditors and with Spherion’s internal auditors, in each case without the presence of Spherion’s management.

     The members of the Audit Committee during Fiscal 2002 were William F. Evans (Chairman), Jerome B. Grossman and Steven S. Elbaum. Each member of the Audit Committee has certified that he is independent from Spherion as such term is defined in Sections 303.01(B)(2)(a) and (3) of the NYSE’s listing standards. In addition to the biographical information provided elsewhere in this Proxy Statement, each member of the Audit Committee has provided the following information about themselves to demonstrate that they are financially literate and have financial management expertise:

William F. Evans (Chairman):

•	Bachelor and Master Degrees in Accounting, University of Illinois

•	Certified Public Accountant licensed in the State of Georgia

•	Former partner in the accounting firm of KPMG

•	Chief Financial Officer of Witness Systems, Inc. (NASDAQ) since May 2002

•	Former Chief Financial Officer of four companies, three of which were publicly held

Jerome B. Grossman:

•	Executive Vice President and Chief Operating Officer of H&R Block, Inc. (NYSE) from May 1971 to August 1989

•	Director of H&R Block, Inc. from September 1973 until September 1992

•	Director of CompuServe Incorporated from 1980 until 1992

•	Director of Path Management Industries from 1985 until 1991

•	Bachelor of Arts in Economics, University of Michigan

Steven S. Elbaum:

•	Chairman and Chief Executive Officer of The Alpine Group, Inc. since June 1984

•	Director and Audit Committee Member, Vestaur Securities, Inc. (NYSE) since March 1999

•	Bachelor of Arts in History, The City College of The City University of New York

•	Juris Doctor, Brooklyn Law School

•	Partner, Gifford, Woody, Palmer & Serles, Esqs. until June 1984

     In addition, in February 2003, David R. Parker was elected to the Board of Directors and appointed to the Audit Committee. The following information demonstrates Mr. Parker’s financial literacy and financial management expertise:

David R. Parker:

•	Managing Director, Archstone Partnerships since February 2003

•	Managing Partner and Founder, Interprise Technology Partners, L.P., from January 1999 to February 2003

•	Chairman of ProSource, Inc. (NASDAQ) from 1992 to May 1998 (which was later acquired by AmeriServe, Inc.)

•	Senior Executive Vice President, Ryder System, Inc. (NYSE) from 1989 to 1991 (from 1984 to 1989, Mr. Parker held several other positions within Ryder)

•	Director of Tupperware Corporation (NYSE) since 1997 and Chairman of its Audit and Corporate Responsibility Committee

•	Director of Applied Graphics Technologies, Inc. (AMEX) since 1998 and Chairman of its Audit Committee

•	Master’s of Business Administration, Harvard Business School

•	Bachelor of Engineering Sciences, University of Texas

     In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from our independent auditors, Deloitte & Touche LLP, a formal written statement describing all relationships between the auditors and Spherion that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, as amended, “Independence Discussions with Audit Committees;” discussed with the auditors any relationships that may impact their objectivity and independence; and satisfied itself as to the auditors’ independence. The Audit Committee also discussed with management, the internal auditors and the independent auditors, the quality and adequacy of Spherion’s internal controls and the internal audit function’s organization and responsibilities. The Audit Committee reviewed with both the independent and the internal auditors their audit plans, audit scope and identification of audit risks.

     The Audit Committee discussed and reviewed with the independent auditors all communications required by auditing standards generally accepted in the United States of America, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements. The Audit Committee also discussed the results of the internal audit examinations.

     The Audit Committee reviewed Spherion’s audited financial statements as of and for the fiscal year ended December 27, 2002, with management and the independent auditors. Management has the responsibility for the preparation of Spherion’s financial statements and the independent auditors have the responsibility for the examination of those statements.

     Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that Spherion’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 27, 2002, for filing with the Securities and Exchange Commission (the “SEC”).

Date: April 9, 2003

BY THE 2002 AUDIT COMMITTEE, William F. Evans, Chairman Jerome B. Grossman Steven S. Elbaum

AUDIT AND NON-AUDIT FEES

     The aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”), for professional services rendered for Fiscal 2002 and for the year ended December 28, 2001 (“Fiscal 2001”) are set forth below:

	Fiscal 2002	Fiscal 2001
Audit fees	$886,240	$726,748
Audit-related fees	108,000	1,580,261
Tax fees	1,446,983	369,695
Other fees	138,595	374,391

Total fees	$2,579,818	$3,051,095

     Audit-related fees for both years include audits of benefit plans and Fiscal 2001 includes fees totaling $1,542,000 incurred in connection with the divestiture of the Michael Page business. Tax fees are primarily related to tax planning, advice and preparation. Other fees are primarily related to health benefits consulting.

     The Audit Committee has considered and has agreed that the provision of services as described herein above, are compatible with maintaining Deloitte’s independence.

Pre-Approval Policies and Procedures

     The Audit Committee pre-approves the engagement of the independent auditor for all professional services. The pre-approval process generally involves the full Audit Committee evaluating and approving the particular engagement prior to the commencement of services. However, the Audit Committee has delegated pre-approval authority to Mr. Evans, as Audit Committee Chairperson, for circumstances when it is impractical to hold a meeting of the full Audit Committee. In the event that Mr. Evans pre-approves an engagement, he is then required to report the pre-approval to the full Audit Committee at the next regularly scheduled Audit Committee meeting.

EXECUTIVE COMPENSATION

     The following table sets forth the aggregate compensation earned during each of our three most recently completed fiscal years by President and CEO Cinda A. Hallman and by each of our four most highly compensated executive officers in Fiscal 2002 (collectively, the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

	Annual Compensation					Long-Term Compensation Awards (1)
Name and Principal Position	Year	Salary ($)	Bonus ($)		Other Annual Compensation ($)(2)	Restricted Stock Award(s) ($)(3)	Securities Underlying Options (#)(4)	All Other Compensation ($)
Cinda A. Hallman	2002	$775,000	$0		$0	$0	300,000	$2,322	(5)
President and Chief	2001	551,447	850,000		0	619,500	400,000	190,546
Executive Officer	2000	N/A	N/A		N/A	N/A	N/A	N/A

Robert E. Livonius	2002	$495,000	$310,638	(6)	$857	$0	275,400	$356,710	(7)
Executive Vice President	2001	495,012	325,000		18,020	575,563	93,750	38,736
and Chief Operating Officer	2000	494,148	302,321		24,066	353,516	93,750	52,186

Roy G. Krause	2002	$495,000	$250,000	(8)	$857	$0	275,400	$543,190	(9)
Executive Vice President	2001	495,012	325,000		16,956	575,563	93,750	56,669
and Chief Financial Officer	2000	494,148	302,321		24,007	353,516	93,750	74,478

Gary Peck	2002	$420,000	$0		$727	$0	152,400	$112,173	(10)
President, Staffing Group	2001	420,003	190,420		8,374	248,350	45,000	16,240
	2000	415,390	140,000		18,604	169,688	45,000	21,353

Peter T. Bourke	2002	$338,803	$121,976	(11)	$1,741	$0	50,000	$117,150	(12)
President, Outsourcing Group	2001	290,588	308,275		6,956	248,350	45,000	11,015
	2000	162,692	84,191		0	56,563	70,000	310

(1)	There were no Stock Appreciation Rights or Long-Term Incentive Plan Payouts to the listed individuals during fiscal years 2000, 2001 or 2002.

(2)	Consists of matching contributions paid by Spherion on behalf of its executives to the Spherion Corporation Deferred Compensation Plan.

(3)	Represents grants of DSUs and a 2001 grant of restricted stock to Ms. Hallman. A DSU represents the right to receive a share of Common Stock in the future. The holder may elect to accept delivery of the common share underlying a DSU upon vesting or defer delivery until the future. Holders are not eligible to receive dividends on DSUs. Generally, DSUs vest over a three-year period in cumulative increments of 33 1/3% per year beginning with the first anniversary of the date of grant. None of the Named Executive Officers received DSU grants in Fiscal 2002. The aggregate DSU holdings as of Fiscal 2002 in number of shares and year-end value were 26,071 shares and $157,730 for Ms. Hallman, of which 9,404 shares and $56,894 was vested and deferred; 117,800 shares and $712,690 for Mr. Livonius, of which 37,568 shares and $227,286 was vested and deferred; 117,800 shares and $712,690 for Mr. Krause, of which 37,568 shares and $227,286 was vested and deferred; 54,874 shares and $331,988 for Mr. Peck, of which 17,883 shares and $108,192 was vested and deferred; and 29,879 shares and $180,768 for Mr. Bourke, of which 8,212 shares and $49,683 was vested and deferred.

(4)	Incentive stock options and non-qualified stock options were granted under the 2000 Plan and predecessor plans at an exercise price equal to the fair market value of the Common Stock on the dates of grant. One of the option grants in 2002 has a ten-year term and becomes exercisable over a three-year period in cumulative increments of 33 1/3% per year beginning with the first anniversary of the date of grant. The other option grant in 2002 was made pursuant to the Stock Option Exchange Program more fully described on page 20. These grants have ten-year terms and become exercisable over a two-year period in cumulative increments of 50% per year beginning with the first anniversary of the date of grant.

(5)	Includes $2,322 as the imputed economic value of a death benefit provided by Spherion for life insurance for Ms. Hallman.

(6)	Represents $60,638 of annual incentive bonus earned by Mr. Livonius as well as a $250,000 retention bonus paid to Mr. Livonius.

(7)	Includes $1,242 as the imputed economic value of a death benefit provided by Spherion for life insurance for Mr. Livonius; $205,594 as taxes paid by Spherion upon vesting of performance based DSUs; forgiveness of a $81,000 loan and corresponding taxes of $54,113 paid by Spherion pursuant to the termination of the Spherion Stock Purchase Assistance Plan (further described on page 18, the “SPAP”); and $10,561 reimbursement of interest expense and corresponding taxes of $4,200 paid by Spherion for Mr. Livonius’ third-party loan related to purchase of stock to meet stock ownership guidelines prior to the termination of the SPAP.

(8)	Represents a $250,000 retention bonus paid to Mr. Krause. Mr. Krause did not receive an annual incentive bonus for Fiscal 2002.

(9)	Includes $2,322 as the imputed economic value of a death benefit provided by Spherion for life insurance for Mr. Krause; $205,594 as taxes paid by Spherion upon vesting of performance based DSUs; $187,559 compensation effect of termination of SPAP and corresponding taxes of $125,300 paid by Spherion; and $16,038 reimbursement of interest expense and corresponding taxes of $6,377 paid by Spherion for Mr. Krause’s third-party loan related to purchase of stock to meet stock ownership guidelines prior to the termination of the SPAP.

(10)	Includes $810 as the imputed economic value of a death benefit provided by Spherion for life insurance for Mr. Peck; $105,074 as taxes paid by Spherion upon vesting of performance based DSUs; and $4,122 reimbursement of interest expense and corresponding taxes of $2,167 paid by Spherion for Mr. Peck’s third-party loan related to purchase of stock to meet stock ownership guidelines prior to the termination of the SPAP.

(11)	Represents $121,976 of incentive bonus earned by Mr. Bourke.

(12)	Includes $540 as the imputed economic value of a death benefit provided by Spherion for life insurance for Mr. Bourke; $105,074 as taxes paid by Spherion upon vesting of performance based DSUs; $3,380 compensation effect of termination of SPAP and corresponding taxes of $2,885 paid by Spherion; and $3,455 reimbursement of interest expense and corresponding taxes of $1,816 paid by Spherion for Mr. Bourke’s third-party loan related to purchase of stock to meet stock ownership guidelines prior to the termination of the SPAP.

OPTION GRANTS IN THE FISCAL YEAR ENDED DECEMBER 27, 2002

	Individual Grants
Name	Number of Securities Underlying Options Granted (#)		% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Sh)	Expiration Date	Grant Date Present Value ($)(1)
Cinda A. Hallman	300,000	(2)	10.40%	$5.91	10/4/12	$823,660

Robert E. Livonius (3)	150,400	(4)	5.21%	7.95	8/9/12	518,203
	125,000	(2)	4.33%	5.91	10/4/12	343,192

Roy G. Krause	150,400	(4)	5.21%	7.95	8/9/12	518,203
	125,000	(2)	4.33%	5.91	10/4/12	343,192

Gary Peck	92,400	(4)	3.20%	7.95	8/9/12	318,364
	60,000	(2)	2.08%	5.91	10/4/12	164,732

Peter T. Bourke	50,000	(2)	1.73%	5.91	10/4/12	137,277

(1)	The dollar amounts for the options under this column are the result of calculations utilizing the Black-Scholes option pricing model. The assumptions used relating to the expected volatility, risk-free rate of return, dividend yield and expected life were 68%, 2.26%, 0%, and three years, respectively.

(2)	See Note (4) to the Summary Compensation Table for a description of the terms and other information regarding these options. These options have a ten-year term and become exercisable over a three-year period in cumulative increments of 33 1/3% per year beginning with the first anniversary of the date of grant.

(3)	In connection with the termination of Mr. Livonius’ employment, all of his stock options terminated and expired on January 22, 2003.

(4)	See Note (4) to the Summary Compensation Table for a description of the terms and other information regarding these options. Messrs. Livonius, Krause and Peck participated in the stock option exchange program (the “SOEP”) described on page 20. Mr. Livonius’ grant of 150,400 options was in exchange for his surrender of 376,000 options pursuant to the SOEP. Mr. Krause’s grant of 150,400 options was in exchange for his surrender of 376,000 options pursuant to the SOEP. Mr. Peck’s grant of 92,400 options was in exchange for his surrender of 231,000 options pursuant to the SOEP. These new options granted pursuant to the SOEP have ten-year terms and become exercisable over a two-year period in cumulative increments of 50% per year beginning with the first anniversary of the date of grant.

     The following table sets forth information with respect to the Named Executive Officers concerning the exercise of options during the fiscal year ended December 27, 2002, and unexercised options held as of the end of that year.

AGGREGATED OPTION EXERCISES IN THE FISCAL YEAR ENDED
DECEMBER 27, 2002 AND 2002 YEAR END OPTION VALUES

	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Year End (#)(1)		Value of Unexercised In-the-Money Options at Year End ($)(1)
Name	(#)(1)	($)(1)(2)	Exercisable	Unexercisable	Exercisable	Unexercisable
Cinda A. Hallman	0	$0	165,333	566,667	$0	$42,000
President and Chief
Executive Officer

Robert E. Livonius (3)	0	0	140,750	369,150	0	17,500
Executive Vice
President and Chief
Operating Officer

Roy G. Krause	0	0	93,750	369,150	0	17,500
Executive Vice
President and Chief
Financial Officer

Gary Peck	0	0	76,100	197,400	0	8,400
President, Staffing
Group

Peter T. Bourke	0	0	61,666	103,334	0	7,000
President,
Outsourcing Group

(1)	The above table does not include information on DSUs. See Note (4) to the Summary Compensation Table for a description of the terms and other information regarding DSUs. No DSUs were awarded to the Named Executive Officers in Fiscal 2002.

(2)	The value realized on the exercise of options and the value of unexercised in-the-money options at year end are determined by subtracting the exercise price for the options from the fair market value of the shares subject to the options as of the date of exercise or year end, respectively, multiplied by the number of shares. There can be no assurance that the value of “unexercised options” reported above will be realized, and any gains on exercise will depend on the value of our Common Stock on the date of exercise.

(3)	In connection with the termination of Mr. Livonius’ employment, all of his stock options terminated and expired on January 22, 2003.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

     Cinda A. Hallman serves as our President and Chief Executive Officer pursuant to an employment agreement entered into on April 9, 2001 (the “Hallman Agreement”). The Hallman Agreement provides for Ms. Hallman’s employment through April 9, 2004 (the term then automatically renews for additional one year periods). Under the agreement, Ms. Hallman currently receives a base salary of $775,000, subject to possible increase by the Board. Her base salary was not increased in 2002. The contract provides, among other things, that if we terminate Ms. Hallman “without cause” or if she terminates for “good reason” (as those terms are defined in the Hallman Agreement), Ms. Hallman would be entitled to receive a cash severance payment equal to three times the sum of her annual salary plus her target annual incentive payment, payable in installments, and the satisfaction of all vesting or service requirements with respect to any stock options, restricted stock and DSUs previously granted. In addition, the Hallman Agreement contains a “change in control” provision which provides that if we terminate Ms. Hallman “without cause” or she terminates for “good reason” or within a specified time period subsequent to a Change in Control (as that term is defined in the Hallman Agreement) Ms. Hallman will receive certain benefits, including a lump sum cash severance payment in an amount equal to three times the sum of her annual salary plus her target annual incentive payment, the satisfaction of all vesting or service requirements with respect to stock options, restricted stock and DSUs previously granted and certain other specified compensation. The Hallman Agreement is filed as an exhibit to our Form 10-Q for the quarter ended March 30, 2001.

     Roy G. Krause serves as our Executive Vice President and Chief Financial Officer. Gary Peck is employed as President of our Staffing Group. Messrs. Krause and Peck serve in their respective roles pursuant to employment agreements entered into on May 7, 2001. These employment agreements provide for employment at will and, accordingly, may be terminated by either party thereto at any time for any reason. However, the employment agreements provide, among other things, that if we terminate the executive “without cause” (as such term is defined in the agreements), the executive would be entitled to the satisfaction of all vesting or service requirements with respect to any stock options, restricted stock and DSUs previously granted and to receive a cash severance payment, payable in installments, in an amount equal to: (i) three times the sum of the executive’s annual salary plus his target annual incentive payment, in the case of Mr. Krause and (ii) one and one half times the sum of the executive’s annual salary plus his target annual incentive payment, in the case of Mr. Peck.

     We also entered into Change in Control Agreements (the “CIC Agreements”) with Messrs. Krause and Peck on May 7, 2001. The CIC Agreements provide for certain benefits to be paid to these executives upon the occurrence of a Change in Control (as defined in the CIC Agreements), including the waiving of all restrictions and conditions applicable to any awards of restricted stock, and the vesting of stock options and DSUs and certain specified severance payments in the event that the employment of such executive is terminated following a Change in Control. Such severance includes a lump sum cash payment in an amount equal to: (i) three times the sum of the executive’s annual salary plus his target annual incentive payment, in the case of Mr. Krause and (ii) one and one half times the sum of the executive’s annual salary plus his target annual incentive payment, in the case of Mr. Peck.

     Robert E. Livonius’ employment terminated on January 6, 2003. Mr. Livonius was paid amounts due him pursuant to his employment agreement dated May 7, 2001 (the “Livonius Agreement”) and must abide by certain non-compete, non-disparagement and confidentiality provisions in the Livonius Agreement. Mr. Livonius’ prior compensation arrangement is further described in the Compensation Committee Report on Executive Compensation and in the Summary Compensation Table and the footnotes thereto.

     Peter T. Bourke’s employment terminated on March 31, 2003. Mr. Bourke’s employment agreement dated May 7, 2001 (the “Bourke Agreement”) contains non-compete, non-disparagement and confidentiality provisions and provides for severance on terms substantially similar to those found in Mr. Peck’s employment agreement described above. We are in the process of finalizing the details of Mr. Bourke’s separation.

     Copies of the employment agreements and the CIC Agreements for Messrs. Krause, Livonius, Peck and Bourke are filed as exhibits to our Form 10-Q for the quarter ended June 28, 2002.

Certain Relationships and Related Transactions

     On April 19, 2002, we terminated our stock purchase assistance plan (the “SPAP”) wherein executives subject to stock ownership guidelines were reimbursed by us for interest on loans they secured from a third party to purchase shares of our Common Stock. Upon termination of the SPAP, plan participants sold their shares of Common Stock back to us in exchange for the greater of (i) the satisfaction of their current loan balance or (ii) the fair market value of their shares of Common Stock on April 19, 2002.

     Messrs. Livonius, Krause, Peck and Bourke were participants in the SPAP. Messrs. Livonius and Peck sold 38,000 and 13,500 shares of Common Stock, respectively, back to us for the fair market value of the shares. Mr. Krause returned 32,034 shares of Common Stock to us in exchange for our satisfaction of his third party loan in the amount of $596,633, plus our payment of related taxes on the compensation effect of the transaction. Mr. Bourke returned 6,000 shares of Common Stock to us in exchange for our satisfaction of his third party loan in the amount of $80,000, plus our payment of related taxes on the compensation effect of the transaction. Also in connection with the termination of the SPAP, we forgave an interest-bearing loan in the amount of $81,000 that was previously made to Mr. Livonius pursuant to the SPAP. The loan was previously granted to Mr. Livonius to pay certain taxes incurred by him in connection with his exercise of options in order to meet his stock ownership guidelines. The details of the compensation effect on the Named Executive Officers due to the termination of the SPAP appear in the Summary Compensation Table on page 14.

Compensation Committee Interlocks and Insider Participation

     The 2002 Compensation Committee was comprised of J. Ian Morrison (Chairperson), Steven S. Elbaum and A. Michael Victory, none of whom have ever been an officer or employee of Spherion or any of our subsidiaries.

Stock Option Exchange Program

     As many of our employees were holding outstanding options that had exercise prices significantly higher than the current market price of our Common Stock, the Board approved a voluntary stock option exchange program (the “SOEP”). Under the SOEP, which commenced on December 21, 2001, eligible employees (excluding the CEO) holding options to purchase Common Stock with an exercise price equal to or greater than $18 per share could surrender those options and receive new options to be granted more than six months later, at a ratio of one new option for every 2½ options surrendered. By the expiration of the SOEP on January 31, 2002, our employees tendered options to purchase a total of 2,224,388 shares of the Common Stock. SOEP participants were at risk for stock price volatility during the time period between January 31, 2002 until August 9, 2002 when the new options were granted. The new options were granted on August 9, 2002 at an exercise price of $7.95 (fair market value on that date), and will vest over a two year period. The following table details information on the options tendered by our executive officers:

10-YEAR OPTION REPRICINGS

Name	Date (1)	Number of Securities Underlying Options Repriced or Amended (#)	Market Price of Stock at Time of Repricing or Amendment ($)(2)	Exercise Price at Time of Repricing or Amendment ($)	New Exercise Price ($)(3)	Length of Original Option Term Remaining at Date of Repricing or Amendment (in years)(4)
Cinda A. Hallman (5)	N/A	N/A	N/A	N/A	N/A	N/A
President and Chief
Executive Officer

Robert E. Livonius (6)	1/31/02	50,000	$10.10	$18.625	$7.95	5.02
Executive Vice	1/31/02	125,000	10.10	20.85	7.95	7.42
President and Chief	1/31/02	76,000	10.10	23.375	7.95	6.92
Operating Officer	1/31/02	125,000	10.10	25.875	7.95	5.92

Roy G. Krause	1/31/02	50,000	$10.10	$18.625	$7.95	5.02
Executive Vice	1/31/02	125,000	10.10	20.85	7.95	7.42
President and Chief	1/31/02	76,000	10.10	23.375	7.95	6.92
Financial Officer	1/31/02	125,000	10.10	25.875	7.95	5.92

Peter T. Bourke (7)	N/A	N/A	N/A	N/A	N/A	N/A
President, Outsourcing
Group

Gary Peck	1/31/02	20,000	$10.10	$18.625	$7.95	4.00
President, Staffing	1/31/02	30,000	10.10	18.625	7.95	5.02
Group	1/31/02	36,000	10.10	19.875	7.95	7.05
	1/31/02	60,000	10.10	20.85	7.95	7.42
	1/31/02	10,000	10.10	22.6563	7.95	5.50
	1/31/02	75,000	10.10	25.875	7.95	5.92

(1)	On January 31, 2002, all options tendered for exchange under the SOEP were surrendered and cancelled.
(2)	Represents the closing market price of the Common Stock on January 31, 2002.
(3)	Represents the closing market price of the Common Stock on August 9, 2002.
(4)	Represents the length of the original option term remaining as of January 31, 2002.
(5)	Ms. Hallman was not eligible to participate in the SOEP.
(6)	In connection with the termination of Mr. Livonius’ employment, all of his stock options terminated and expired on January 22, 2003.
(7)	Mr. Bourke did not participate in the SOEP.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The following Report of the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Spherion does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Spherion filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Spherion specifically incorporates this Report by reference therein.

     The Compensation Committee has prepared the following report on executive compensation. This report describes our current executive compensation program including the underlying philosophy of the program and the criteria on which executive compensation is based. This report also describes the compensation paid to our CEO, Cinda A. Hallman, during Fiscal 2002.

     During Fiscal 2002, the Compensation Committee was composed entirely of independent outside directors. Their responsibilities include presenting recommendations to the Board of Directors on the compensation of the CEO and approving the compensation program for our other Named Executive Officers after receiving recommendations from the CEO. Specific duties include determining the executives’ salaries, setting the performance criteria for incentive compensation, approving incentive compensation payments, approving the executives’ awards under the long-term incentive program and approving major benefit plans such as retirement and savings plans. The Compensation Committee administers the 2000 Plan and approves the awards thereunder. The Compensation Committee also reviews total compensation for the executives subject to stock ownership guidelines and our 20 most highly compensated executives.

     The Compensation Committee has retained the services of an outside consultant, Frederic W. Cook & Co., to provide information and advice on executive compensation issues.

Compensation Philosophy

     Our executive compensation program consists of three main elements:

Base Salary

     Base compensation set to attract and retain qualified management, when combined with the other components of the compensation program.

Incentive Compensation

     An opportunity to earn additional incentive compensation under the annual incentive plan for yearly business success and individual performance.

Long-Term Incentives

     Long-term incentives in the form of stock options and DSUs that will encourage stock ownership and reward executives for increases in stockholder value. There is strong emphasis on stock awards as both recruitment and retention vehicles.

     The compensation program is designed to contribute to our viability and long-term success by meeting the following objectives:

•	To compensate fairly for financial and strategic success and the enhancement of stockholder value.

•	To attract, retain and motivate experienced and competent managers and professionals who are performance-oriented.

•	To reinforce a commitment to take action that will contribute to our long-term success.

•	To encourage ownership of our Common Stock so that management’s long-term financial interests are closely linked with the long-term interests of our stockholders.

Competitive Stance

     For competitive comparisons, we obtain compensation data on other companies in the temporary service and staffing industry, general industry, service industry and on other growth companies. Industry-specific companies are also used for business-unit heads. Some of the companies used in the peer group for the total stockholder return graph are included within the temporary service and staffing industry comparison group. Our policy is to offer base salaries that are competitive at the median of companies of similar size within the comparison groups, annual incentive compensation that could pay at median levels if pre-set performance and EPS goals are met and pay at above-median levels if the goals are exceeded, and long-term incentive awards that offer above-median opportunities.

Base Salaries

     Base salaries are reviewed annually using competitive compensation information provided by nationally recognized consulting firms. Increases in base salaries are granted after considering relative competitive positions, individual performance and general salary increases within the rest of Spherion. Most executive salaries were not increased in Fiscal 2002.

Incentive Compensation

     The Compensation Committee recommends to the Board target awards and performance measures for the CEO and determines target awards and performance measures for the CEO’s direct reports, including the Named Executive Officers. Bonuses for each of the CEO, Chief Financial Officer (“CFO”) and Chief Operating Officer (“COO”) were based 75% on EPS goals and 25% on personal objectives. The COO position was eliminated is January 2003. Corporate officers generally have 50% of their bonuses based on EPS goals, with the remainder based on personal objectives. The bonuses of business group executives are based on net operating income and other financial measures. The bonuses are paid after the end of the fiscal year. In Fiscal 2002, the EPS portion of all bonuses was not paid; any bonus amounts paid were based on achievement of personal objectives. Neither the CEO nor the CFO received an annual incentive bonus for Fiscal 2002. In Fiscal 2002, the CFO and COO did receive an installment of their retention bonus granted to them in 2001.

Long-Term Incentives

     The Compensation Committee views stock options and DSUs as critical elements of the compensation program. We have granted options and we have and may in the future use them as a hiring inducement. This year, none of the Named Executive Officers received DSU grants.

Stock Ownership

     The CEO and CFO are expected to hold Common Stock in an amount equal to two times their annual base salary. Other executives and officers are expected to hold Common Stock in an amount equal to one times their annual base salary. Currently, all are on target to achieve these goals within the time periods set by us.

     As reported under the title “Certain Relationships and Related Transactions” on page 18, the SPAP was terminated. The details of the compensation effect on the Named Executive Officers due to the termination of the SPAP are detailed in the Summary Compensation Table on page 14.

     In August 2002, new options were granted to certain of the executive officers pursuant to the Stock Option Exchange Program which is more fully described on page 20.

Change In Control/Employment Agreements

     We have Change In Control and Employment Agreements for our top executives. The details of these agreements for the Named Executive Officers are described on pages 17-18.

Compliance with Internal Revenue Code Section 162(m)

     The Compensation Committee intends that all compensation paid to our executives under our regular plans will be tax-deductible. The Compensation Committee has requested stockholder approval where necessary and has established administrative rules for our plans in order to be in compliance with Internal Revenue Code Section 162(m).

Severance of Former Chief Operating Officer

     Mr. Livonius’ employment terminated on January 6, 2003. Spherion paid Mr. Livonius’ severance required by the terms of his employment agreement. A copy of his employment agreement was filed with our Form 10-Q for the quarter ended June 28, 2002.

CEO Compensation for 2002

     Ms. Hallman’s annual salary remained $775,000 in Fiscal 2002. She did not receive a bonus. She received a stock option grant of 300,000 shares which is reported in the Summary Compensation Table. Her employment agreement is described on pages 17-18.

New Compensation Committee Member

     In February 2003, independent outside director James J. Forese was elected to the Board of Directors and appointed to the Compensation Committee. Biographical information on Mr. Forese can be found on page 8.

BY THE 2002 COMPENSATION COMMITTEE, J. Ian Morrison, Chairperson Steven S. Elbaum A. Michael Victory

PERFORMANCE GRAPH

     The following graph sets forth the cumulative total stockholder return on our Common Stock, the cumulative total return of the NYSE composite index, and the Peer Group Index, each for the period beginning December 31, 1997 and ending December 31, 2002. The total cumulative return on investment (change in stock price plus reinvested dividends, if any) for us, the NYSE composite index and the Peer Group Index assumes that a $100 investment was made on December 31, 1997. We have not declared any dividends in the period represented in this performance graph.

     The Peer Group Index is comprised of the following publicly traded companies: Kelly Services, Inc.; Manpower Inc.; Robert Half International Inc.; Keane Inc.; and MPS Group Inc.

     The data for this performance graph was compiled for us by Standard and Poor’s. The stock price performance shown on this graph is not necessarily indicative of future price performance of our Common Stock.

	12/97	12/98	12/99	12/00	12/01	12/02
Spherion Corporation	$100.00	$90.34	$95.65	$43.72	$37.91	$23.38
NYSE Composite Index	100.00	116.55	127.21	128.50	116.27	91.73
Peer Group	100.00	90.59	80.98	78.12	84.49	60.13

RATIFICATION OF APPOINTMENT OF AUDITORS
(Item 2 on Proxy Card)

     The Audit Committee of our Board of Directors has appointed Deloitte & Touche LLP as our independent auditor for the fiscal year ending December 26, 2003. Deloitte & Touche LLP audited our accounts for Fiscal 2002. Deloitte & Touche LLP has offices or affiliate offices convenient to most of our operations in the United States and other countries and our Audit Committee considers this firm to be well qualified. The Audit Committee is responsible for the appointment, oversight and termination of our independent auditor. We are seeking the ratification of our stockholders of this appointment, although our Audit Committee is not bound by any stockholder action on this matter. If the appointment of Deloitte & Touche LLP as our independent auditor is not ratified by our stockholders, the Audit Committee will reconsider its appointment, but may nevertheless retain Deloitte & Touche LLP. Also, even if the appointment of Deloitte & Touche LLP as our independent auditor is ratified by our stockholders, the Audit Committee may direct the appointment of a different independent auditor at any time during the year if the Audit Committee determines, in its discretion, that such a change would be in our best interests. Representatives of Deloitte & Touche LLP plan to attend the Annual Meeting, will be afforded an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions by stockholders.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AND PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED IN THE ABSENCE OF INSTRUCTIONS TO THE CONTRARY.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires certain of our officers, directors and persons who beneficially own more than ten percent of our Common Stock to file with the SEC and the NYSE initial reports of beneficial ownership of the Common Stock on Form 3 and reports of changes in beneficial ownership of the Common Stock on Form 4 or Form 5. Such persons are also required to furnish us with copies of all such reports filed. Based solely on our review of Forms 3, 4 and 5 and amendments thereto furnished to us with respect to Fiscal 2002, we believe that, during Fiscal 2002, all Section 16(a) filing requirements applicable to such persons were timely satisfied, except as described below.

(1)	In October 2002, information regarding the quarterly fee for our 401(k) Plan and the Deferred Compensation Plan (the “DCP”) was reported late to us by our external plan administrator, resulting in one late report, covering either one or two transactions, in an amount less than two shares of Common Stock, for each of the following persons: Peter T. Bourke, Lisa G. Iglesias, Roy G. Krause, John T. McMickle, Teri L. Miller, Wayne M. Mincey, Gary Peck, Mark W. Smith and Janet S. Wahby.

(2)	Peter T. Bourke’s DCP purchases made through bi-weekly payroll deductions were not reported timely to us by our external plan administrator, resulting in three late reports covering a total of nine transactions.

STOCKHOLDER PROPOSALS

     As more specifically provided in our By-laws, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of our Board of Directors or by a stockholder entitled to vote who has delivered proper notice to us not less than 50 days nor more than 75 days prior to the scheduled date of the annual meeting. Accordingly, as our By-laws require that our annual meeting be held on the third Tuesday of May each year, any stockholder proposal to be considered at the 2004 Annual Meeting must be properly submitted to us not earlier than March 4, 2004 nor later than March 29, 2004. Stockholders desiring to suggest qualified nominees for director positions should submit the required information to our corporate Secretary within the same time period. Detailed information for submitting stockholder proposals or recommendations for director nominees will be provided to you if you make a written request to our corporate Secretary, 2050 Spectrum Boulevard, Fort Lauderdale, Florida 33309. These requirements are separate from the Securities and Exchange Commission’s requirements that a stockholder must meet in order to have a proposal included in our Proxy Statement. For the 2004 Annual Meeting, under the Commission’s requirements, any stockholder proposals and recommendations for director nominees must be received by our corporate Secretary no later than December 11, 2003 in order to be included in our 2004 Proxy Statement.

OTHER MATTERS

     The Board of Directors knows of no other matters which will be presented at the Annual Meeting, but if other matters do properly come before the Annual Meeting it is intended that the persons named in the proxy will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

     The Annual Report to our Stockholders for fiscal year ended December 27, 2002 (the “Annual Report”), and the Annual Report on Form 10-K for the fiscal year ended December 27, 2002 (the “Form 10-K”) are being mailed concurrently with this Proxy Statement to all stockholders of record as of March 26, 2003. In addition, we have provided brokers, dealers, banks, voting trustees and their nominees, at our expense, with additional copies of the Annual Report and the Form 10-K so that such record holders could supply such material to beneficial owners as of March 26, 2003. AN ADDITIONAL COPY OF OUR FORM 10-K WILL BE AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO:

Roy G. Krause
Investor Relations
Spherion Corporation
2050 Spectrum Boulevard
Fort Lauderdale, Florida 33309

BY ORDER OF THE BOARD OF DIRECTORS, Lisa G. Iglesias Secretary

April 9, 2003

Exhibit A

SPHERION CORPORATION
Charter of the Audit Committee of the Board of Directors
(As of November 12, 2002)

I. Audit Committee Purpose

     The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee’s primary duties and responsibilities are to:

•	Monitor the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.

•	Monitor the independence and performance of the Company’s independent auditors and internal auditing department.

•	Provide an avenue of communication among the independent auditors, management, the internal auditing department, and the Board of Directors.

     The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the ability to retain, at the Company’s expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

II. Audit Committee Composition and Meetings

     Audit Committee members shall meet the requirements of the New York Stock Exchange. The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent nonexecutive directors, free from any relationship that would interfere with the exercise of his or her independent judgment. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Committee shall have accounting or related financial management expertise.

     Audit Committee members shall be appointed by the Board on recommendation of the Nominating Committee. If an audit committee Chair is not designated or present, the members of the Committee may designate a Chair by majority vote of the Committee membership.

     The Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting. The Committee should meet privately in executive session at least annually with management, the director of the internal auditing department, the independent auditors, and as a committee to discuss any matters that the Committee or each of these groups believe should be discussed. In addition, the Committee, or at least its Chair, should communicate with management and the independent auditors quarterly to review the Company’s financial statements and significant findings based upon the auditors’ limited review procedures.

III. Audit Committee Responsibilities and Duties

     Review Procedures

1.	Review and reassess the adequacy of this Charter at least annually. Submit the charter to the Board of Directors for approval and have the document published at least every three years in accordance with SEC regulations.

2.	Review the Company’s annual audited financial statements prior to filing or distribution. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices, and judgments.

3.	In consultation with the management, the independent auditors, and the internal auditors, consider the integrity of the Company’s financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors and the internal auditing department together with management’s responses.

4.	Review with financial management and the independent auditors the company’s quarterly financial results prior to the release of earnings and/or the company’s quarterly financial statements prior to filing or distribution. Discuss any significant changes to the Company’s accounting principles and any items required to be communicated by the independent auditors in accordance with SAS 61 (see item 9). The Chair of the Committee may represent the entire Audit Committee for purposes of this review.

     Independent Auditors

5.	The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee and the Board of Directors have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditors. The Audit Committee shall review the independence and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

6.	Approve the fees and other significant compensation to be paid to the independent auditors.

7.	Ensure that the independent auditors submit on a periodic basis to the Audit Committee a formal written statement delineating all relationships between the auditors and the Company. The Audit Committee shall review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors’ objectivity and independence and recommend that the Board of Directors take appropriate action in response to the independent auditors’ report to satisfy itself of the independent auditors’ independence.

8.	Review the independent auditors audit plan — discuss scope, staffing, locations, reliance upon management, and internal audit and general audit approach.

9.	Prior to releasing the year-end earnings, discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to audit committees in accordance with AICPA SAS 61.

10.	Consider the independent auditors’ judgments about the quality and appropriateness of the Company’s accounting principles as applied in its financial reporting.

11.	Approve the retention of the Company’s independent auditors for any non-audit service and approve the proposed fee for such service.

     Internal Audit Department

12.	The internal audit department shall be responsible to senior management, but the senior audit executive shall have a direct reporting responsibility to the Board of Directors through the Committee. Changes in the senior audit executive shall be subject to Committee approval.

13.	Review the budget, plan, changes in plan, activities, organizational structure, and qualifications of the internal audit department, as needed.

14.	Review significant reports prepared by the internal audit department together with management’s response and follow-up to these reports.

     Legal & Tax Compliance

15.	On at least an annual basis, review with the Company’s counsel and Chief Financial Officer, any legal or tax matters that could have a significant impact on the organization’s financial statements, the Company’s compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

16.	Review all reports concerning any significant fraud or regulatory noncompliance that occurs at the Company. This review should include consideration of internal controls that should be strengthened to reduce the risk of a similar event in the future.

     Other Audit Committee Responsibilities

17.	Annually prepare a report to shareholders as required by the Securities and Exchange Commission. The report should be included in the Company’s annual proxy statement.

18.	Perform any other activities consistent with this Charter, the Company’s by-laws, and governing law, as the Committee or the Board deems necessary or appropriate.

19.	Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

C/O PROXY SERVICES 51 MERCEDES WAY EDGEWOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Spherion, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	SPHRNP	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SPHERION

1.	The election of two members of the Board of Directors to hold office for three years or until their respective successors are duly elected and qualified.
	Nominees:	William F. Evans	For All	Withhold All	For All Except	To withhold authority to vote, mark "For All Except" and write the nominee’s number on the line below.
Cinda A. Hallman
			|_|	|_|	|_|

Vote On Proposal		For	Against	Abstain

2.	A proposal to ratify the appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 26, 2003.	|_|	|_|	|_|

	Yes	No

Please indicate if you plan to attend this meeting	|_|	|_|

HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household	|_|	|_|

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Annual Meeting of Stockholders - May 20, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder(s) of Spherion Corporation, a Delaware corporation ("Spherion"), hereby acknowledge(s) receipt of the Notice of Annual Meeting for the 2003 Annual Meeting and related Proxy Statement, Spherion’s Form 10-K for the 2002 fiscal year and Spherion’s 2002 Annual Report to Stockholders and hereby appoint(s) Roy G. Krause and Lisa G. Iglesias, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned at the Annual Meeting of Stockholders of Spherion, to be held May 20, 2003 at 10:00 a.m., EDT time, at the Spherion executive offices, 2050 Spectrum Boulevard, Fort Lauderdale, Florida 33309, and at any adjournment or adjournments thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on all matters set forth on the reverse side.

PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued, and to be signed and dated, on the reverse side.)